Exhibit 2.1

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
PSF GROUP HOLDINGS, INC.
INTO
PREMIUM STANDARD FARMS, INC.

     Pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), PSF Group Holdings, Inc., a corporation organized and existing under the laws of Delaware (the “Corporation”), hereby certifies as follows:

     FIRST: That the Corporation was incorporated on May 8, 1998, pursuant to the DGCL.

     SECOND: That the Corporation owns all of the outstanding shares of the stock of Premium Standard Farms, Inc. a corporation incorporated on August 16, 1996, pursuant to the DGCL (the “Subsidiary”).

     THIRD: The Corporation, by the following resolutions of its Board of Directors, duly adopted on April 26, 2005 by unanimous written consent of its members pursuant to Section 141(f) of the DGCL, determined to merge the Corporation with and into the Subsidiary (the “Merger”) on the terms and conditions set forth in such resolutions:

     WHEREAS, PSF Group Holdings, Inc., a Delaware corporation (the “Corporation”), owns all of the outstanding shares of capital stock of Premium Standard Farms, Inc., a Delaware corporation (the “Subsidiary”); and

     WHEREAS, the Board of Directors of the Corporation has deemed it advisable that the Corporation be merged with and into the Subsidiary pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”); and

     WHEREAS, the Board of Directors has deemed it advisable that the Certificate of Incorporation of the Subsidiary be amended to cause its provisions to be substantially identical to the provisions of the Certificate of Incorporation of the Corporation in effect immediately prior to the merger, except for an increase in the authorized capital stock of the Subsidiary and certain other changes set forth in Exhibit A;

     NOW, THEREFORE, IT IS RESOLVED, that, effective upon the filing of (or at such subsequent time as may be specified in) the Certificate of Ownership and Merger filed with respect thereof (the “Effective Time”), the Corporation shall be merged with and into the Subsidiary (the “Merger”), and the Subsidiary shall be the surviving corporation and the name of the surviving corporation shall continue to be “Premium Standard Farms, Inc.”

     FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

1.	The Subsidiary will issue one share of its Class A Common Stock to each holder Class A Common Stock of the Corporation in exchange for each share of the Corporation’s Class A Common Stock held by that holder.

2.	The Subsidiary will issue one share of its Class B Common Stock to each holder Class B Common Stock of the Corporation in exchange for each share of the Corporation’s Class B Common Stock held by that holder.

3.	No cash or other securities shall be paid to the holders of capital stock of the Corporation in exchange for their capital stock of the Corporation.

4.	That the Certificate of Incorporation of the Subsidiary shall be amended as more fully set forth in Exhibit A, attached hereto.

5.	The Board of Directors of the Subsidiary, and each committee of the Board of Directors of the Subsidiary, shall continue to serve in such positions until their successors are duly elected and qualified, provided that the members of the Board of Directors who were Class A Directors of the Corporation immediately prior to the Merger shall be the initial Class A Directors of the Subsidiary, and the members of the Board of Directors who were Class B Directors of the Corporation immediately prior to the Merger shall be the initial Class B Directors of the Subsidiary.

     FURTHER RESOLVED, that the proposed Merger shall be submitted for approval by the holders of the requisite percentage of the outstanding capital stock of the Corporation entitled to vote thereon pursuant to a written consent executed pursuant to Section 228 of the DGCL.

     FURTHER RESOLVED, that the proper officer of the Corporation be and he or she hereby is directed to make and execute the Certificate of Ownership and Merger setting forth a copy of the resolutions to merge the Corporation with and into the Subsidiary and the date of adoption thereof, and to cause the same to be filed with the Secretary of State and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect the merger.

     FURTHER RESOLVED, that as of the Effective Time, the Bylaws of the Corporation as currently in effect will become the Bylaws for the Subsidiary, except that the Bylaws shall be modified such that:

     1. The title of the Bylaws shall be changed to “Amended and Restated Bylaws of Premium Standard Farms, Inc.”; and

     2. Section 14.17 shall be amended as follows:

14.17 “Corporation” means Premium Standard Farms, Inc.

     FURTHER RESOLVED, that anything herein or elsewhere to the contrary notwithstanding, the Merger may be amended or terminated and abandoned by the Board of Directors of the Corporation at any time prior to the time that the Certificate of Ownership and Merger relating thereto has been filed with the Secretary of State and becomes effective.

     FOURTH: That the Merger, including the amendments to the Certificate of Incorporation set forth on the attached Exhibit A, has been approved by the holders of the requisite percentage of the outstanding stock entitled to vote thereon of the Corporation pursuant to a duly adopted written consent of its stockholders pursuant to Section 228 of the DGCL, filed with the minutes of the Corporation.

     FIFTH: The certificate of incorporation of the Subsidiary as in effect immediately prior to the Merger, as amended by the resolutions of the Board of Directors, as set forth on Exhibit A hereto, shall constitute the certificate of incorporation of the surviving corporation.

     SIXTH: (a) The total number of shares of stock the Corporation had the authority to issue prior to the effectiveness of the Merger is as follows:

Class	Number of Shares	Par Value
A Common	250,000	$0.01
B Common	300,000	$0.01
Preferred	10,000	$0.01

          (b) The total number of shares of stock the Subsidiary had the authority to issue prior to the effectiveness Merger is as follows:

Class	Number of Shares	Par Value
Common	1,000	$0.01

          (c) The total number of shares of stock the Subsidiary has the authority to issue following the effectiveness of the Merger is as follows:

Class	Number of Shares	Par Value
A Common	50,000,000	$0.01
B Common	50,000,000	$0.01
Preferred	10,000,000	$0.01

     IN WITNESS WHEREOF, PSF Group Holdings, Inc. has caused this Certificate to be executed by Gerard Schulte, its Secretary, this 2nd day of May, 2005.

PSF GROUP HOLDINGS, INC.

By:	/s/ Gerard Schulte

Name: Gerard Schulte
Title: Secretary

EXHIBIT A

     Article 4 of the Certificate of Incorporation of Premium Standard Farms, Inc. (the Certificate of Incorporation”) shall be deleted in its entirety and is replaced with the following new Article 4:

     4. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 110,000,000, consisting of the following three classes of stock:

          (a) 50,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”);

          (b) 50,000,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”); and

          (c) 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

     Article 6 of the Certificate of Incorporation shall be deleted in its entirety and is replaced with the following new Article 6:

     6. The designation, relative rights, preferences and limitations of the shares of each class of stock are as follows:

     6.1 Common Stock.

          6.1.1 Voting. The holders of record of Class A Common Stock shall have the sole right to vote in the election or for the removal without cause of Class A Directors, and the holders of record of Class B Common Stock shall have the sole right to vote in the election or for the removal without cause of the Class B Directors, in each case as defined and subject to Article 7. Except as provided in and subject to Article 7 and except as otherwise required by law, the holders of record of Common Stock, voting together as a single class, shall have full voting rights on all other matters submitted to a vote of Stockholders. Subject to the foregoing provisions, each share of Class A Common Stock and Class B Common Stock shall entitle the holder thereof to one vote in person or by proxy on all matters submitted to a vote of the stockholders of the corporation.

          6.1.2 Distributions.

          (a) Subject to Section 6.1.2(b), no Distribution shall be declared or paid on any class of Common Stock unless a per share Distribution of like kind and amount is concurrently declared and paid on all other classes of Common Stock.

          (b) No dividend shall be declared or paid on any class of Common Stock payable in any other class of Common Stock. No dividend payable in shares of a class of Common Stock shall be declared or paid on the same class of Common Stock, nor shall the shares of any class of Common Stock be subdivided or combined into a different number of shares, unless concurrently therewith a dividend of equal proportionate amount is declared and paid on each other class of Common Stock in shares of such class, or the shares of each other class of Common Stock are similarly subdivided or combined, so that the proportion which the number of issued and outstanding shares of each class of Common Stock bears to the total number of issued and outstanding shares of Common Stock will not change as a result of such dividend, subdivision or combination.

     6.2 Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series with each such series being comprised of such number of shares and having such powers, preferences and rights and designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of shares of Preferred Stock: (a) may have such voting rights or powers, full or limited, or may be without voting rights or powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any Subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any Subsidiary of, any outstanding shares of the Corporation; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other series or class or classes shall have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be reissued as a part of the series of which they were originally a part or as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as par of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

     6.3 Liquidation. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full preferential amount to which they shall be entitled, if any, pursuant to the resolution or resolutions providing for the issue of such series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, subject to the rights, if any, of the holders of shares of any series of Preferred Stock to participate therein pursuant to the resolution or resolutions providing for the issuance of such Preferred Stock, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its Stockholders.

     6.4 Issues. Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the Common Stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

     Article 7 of the Certificate of Incorporation shall be deleted in its entirety and is replaced with the following new Article 7:

     7. Board of Directors.

     7.1 Number, Election, Terms of Office and Classes of the Board of Directors. Except to the extent otherwise provided in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall consist of nine (9) directors. Election of directors need not be by written ballot unless the By-laws so provide. Subject to Section 7.5, the Board shall be divided into two classes as follows:

          (a) Four (4) Class A Directors (collectively, the “Class A Directors”) who shall be elected by a plurality of the votes cast by the holders of the issued and outstanding shares of Class A Common Stock and who may be removed without cause by the affirmative vote of the holders of a majority of the issued and outstanding shares of Class A Common Stock; and

          (b) Five (5) Class B Directors (collectively, the “Class B Directors”) who shall be elected by a plurality of the votes cast by the holders of the issued and outstanding shares of Class B Common Stock and who may be removed without cause by the affirmative vote of the holders of a majority of the issued and outstanding shares of Class B Common Stock.

          7.1.1 Tenure. Each Director shall be elected to serve until the next annual meeting of Stockholders or until his or her successor is duly elected and qualified, subject to his earlier death, resignation or removal.

          7.1.2 Vacancies. Vacancies in the Class A Directors may be filled by the affirmative vote of a majority of the remaining Class A Directors then in office or by the affirmative vote of a plurality of the votes cast by the holders of the issued and outstanding shares of Class A Common Stock. Vacancies in the Class B Directors may be filled by the affirmative vote of a majority of the remaining Class B Directors then in office or by the affirmative vote of a plurality of the votes cast by the holders of the issued and outstanding shares of Class B Common Stock. Directors so chosen shall hold office for a term expiring at the next annual meeting of Stockholders or until their respective successors are duly elected and qualified, subject to earlier death, resignation or removal.

     7.2 Quorum and Acts of Directors.

          7.2.1 Directors comprising at least a majority of the Board of Directors must be present, in person or by telephone, at every meeting of the Board of Directors to constitute a quorum. Subject to Section 7.2.2, the act of a majority of the directors present, voting as a single class, at a meeting at which a quorum is present shall be the act of the Board of Directors unless otherwise provided by law, this Certificate of Incorporation or the By-Laws. References in this Certificate of Incorporation to an action, request, approval or ratification of directors means either the affirmative vote of a majority of the directors present, voting as a single class, at a duly called and held meeting of the Board or the unanimous consent of the directors.

          7.2.2 Notwithstanding that no vote may be required or that a lesser percentage vote may be specified by law, by the provisions of this Certificate of Incorporation or the By-Laws or otherwise, the Corporation shall not take any of the actions specified in clauses (a) through (n) (collectively, “Supermajority Actions”), in a single transaction or a series of related transactions, without the approval of a majority of the Board of Directors then in office, including at least one Class A Director and at least one Class B Director (herein, a “Supermajority Vote”), unless, to the extent permitted by law, such action is approved by a committee of the Board of Directors created pursuant to Section 141 of the General Corporation Law of the State of Delaware of which at least one Class A Director and one Class B Director are members and at least one Class A Director and one Class B Director have approved such Supermajority Action:

          (a) any Extraordinary Transaction other than an Extraordinary Transaction pursuant to Section 7.3 of the Certificate of Incorporation a Drag-Along Merger pursuant to Section 7.4 or a Cash-Out Option pursuant to Section 7.5 of the Certificate of Incorporation.

          (b) any engagement by a Restricted Company in any business other than any business or businesses then being conducted by the Restricted Companies, as such business(es) may from time to time develop, and any business related thereto; provided that such related business or development does not constitute a material change in the nature of the business(es) of the Restricted Companies being conducted immediately following the Effective Time;

          (c) the commencement by a Restricted Company of a voluntary proceeding under title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the “Federal Bankruptcy Act”) or any other similar federal or state law or of any other proceeding to be adjudicated a bankrupt or insolvent, or the consent (whether by action or inaction) by such Restricted Company to the entry of a decree or order for relief in respect of such Restricted Company in an involuntary proceeding under the Federal Bankruptcy Act or any other similar federal or state law or to the commencement of any bankruptcy or insolvency proceeding against such Restricted Company, or the filing by such Restricted Company of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by such Restricted Company to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of such Restricted Company or of any substantial part of the property of such Restricted Company, or the making by such Restricted Company of an assignment for the benefit of creditors, or the admission by such Restricted Company in writing of its inability to pay its debts generally as they become due;

          (d) any transaction between a Restricted Company, on the one hand, and any Stockholder or any Affiliate of a Stockholder (other than the Corporation and any of its controlled Affiliates), on the other hand, except (i) an Extraordinary Transaction pursuant to Section 7.3 of the Certificate of Incorporation, a Drag-Along Merger pursuant to Section 7.4 of the Certificate of Incorporation or a Cash-Out Option pursuant to Section 7.5 of the Certificate of Incorporation; (ii) a transaction or arrangement on terms substantially no less favorable to such Restricted Company than those such Restricted Company could obtain in a comparable arm’s-length transaction with a Person not an Affiliate of such Restricted Company; or (iii) the Grower Contract and all transactions contemplated thereby;

          (e) any declaration or payment of a dividend or distribution (in any form, including cash, shares or assets) to the holders of Common Stock;

          (f) any approval of any capital expenditure budget for a Restricted Company or any material capital expenditure not authorized therein;

          (g) any direct or indirect purchase or other acquisition by a Restricted Company of assets constituting a division or business unit of any Person (other than a wholly-owned Subsidiary of the Corporation), in each case except for an Extraordinary Transaction pursuant to Section 7.3 of the Certificate of Incorporation, Drag-Along Merger pursuant to Section 7.4 of the Certificate of Incorporation or a Cash-Out Option pursuant to Section 7.5 of the Certificate of Incorporation;

          (h) any sale, lease, exchange, transfer or other disposition (by merger, consolidation or otherwise) of any assets constituting a division or business unit of a Restricted Company, in each case except for an Extraordinary Transaction pursuant to Section 7.3 of the Certificate of Incorporation, provided that this limitation shall not apply to transfers between the Corporation and any of its controlled Affiliates or between or among any of the Corporation’s controlled Affiliates;

          (i) any issuance or sale of any Equity Securities of a Restricted Company to any Person (other than a Restricted Company) for consideration below Fair Market Value except for Equity Securities issued to officers, directors or employees of the Corporation or any of its controlled Affiliates pursuant to a compensation or employee benefit plan or employment contract or arrangement approved by a majority of the Board of Directors voting together as a single class or a duly authorized committee thereof;

          (j) any amendment to this Certificate of Incorporation or the By-Laws of the Corporation in each case if such amendment would disproportionately and adversely affect the Class A Stockholders in relation to the Class B Stockholders;

          (k) any repurchase by the Corporation of shares of Common Stock, other than (i) open market purchases, (ii) subject to Section 7.2.2(d) of the Certificate of Incorporation, purchases of shares of Common Stock from officers or directors of the Corporation, (iii) pursuant to arrangements otherwise agreed to by a Supermajority Vote or (iv) any repurchase of shares of Common Stock offered on the same terms and at the same price to all Class A Stockholders in proportion to their respective holdings;

          (l) any incurrence by a Restricted Company of indebtedness for borrowed money (or guarantee of such indebtedness) in excess of $382,500,000 in principal amount outstanding at any time;

          (m) the formation of any subsidiary, unless the certificate of incorporation, partnership agreement or other constituent document of such subsidiary provides for at least one director, member or similar position to be held by a designee of the Class A Directors and at least on director, member or similar position to be held by a designee of the Class B Directors and that no action that would require a Supermajority Vote pursuant to this Section 7.2.2 of the Certificate of Incorporation, if taken by the Corporation, could be taken by such Subsidiary without the approval of both such designees; or

          (n) the entry into any agreement or arrangement to any of the foregoing.

     7.3 Extraordinary Transactions. Notwithstanding anything to the contrary contained herein, the provisions of Section 7.2.2 shall not apply to any Extraordinary Transaction if (a) the Board of Directors (i) by a majority vote of the entire board, voting together as a single class, approves the terms and conditions of such Extraordinary Transaction and (ii) receives a written opinion from a nationally recognized investment banking firm, substantially to the effect that the consideration to be received by the Stockholders (other than any Significant Stockholder) in the Extraordinary Transaction is fair to them from a financial point of view; and (b) the holders of a majority of the then outstanding shares of Class A Common Stock shall have approved or adopted such Extraordinary Transaction or the agreement relating thereto.

     7.4 Drag-Along Merger. Notwithstanding anything to the contrary herein, the provisions of Section 7.2.2 shall not apply to any Drag-Along Merger and the Class A Stockholders shall not have the power to vote with respect to the approval or adoption of a Drag-Along Merger or the merger agreement providing therefor.

     7.5 Cash-Out Option. Notwithstanding anything to the contrary herein, the provisions of Section 7.2.2 shall not apply to any Cash-Out Option and Class A Stockholders shall not have the power to vote with respect to the approval or adoption of a Cash-Out Option or the merger agreement providing therefor.

     Article 8 of the Certificate of Incorporation shall be deleted in its entirety and is replaced with the following new Article 8:

     8. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is hereby authorized, subject to Section 7.2.2(j), to make, alter or repeal the By-laws of the Corporation.

     Article 9 of the Certificate of Incorporation shall be deleted in its entirety and is replaced with the following new Article 9:

     9. No director of the Corporation shall be personally liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its Stockholders, (b) for acts or omissions not in good faith or which involve fraud or intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the Stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation in respect of any action or omission occurring prior to the time of such repeal or modification.

     Article 10 of the Certificate of Incorporation shall be deleted in its entirety and replaced with the following new Article 10:

     10. Indemnification.

     10.1 Directors and Officers. To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed Proceeding, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or any constituent corporation or limited liability company which was absorbed in a consolidation or merger by the Corporation, or while a director or officer of the Corporation is or was serving in any capacity at the request of the Corporation for any other Person, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements).

     10.2 Reimbursement. The Corporation shall, from time to time, reimburse or advance to any current or former director or officer entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any current director or officer may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer, to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses.

     10.3 Other Indemnification Rights. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article 10 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws of the Corporation, any agreement, any vote of Stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

     10.4 Coverage. The provisions of this Article 10 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Article 10 is in effect, and any former director, officer or member of a corporation or a limited liability company which was absorbed by the corporation in a consolidation or merger, on the other hand, pursuant to which the Corporation and each such director or officer intend to be legally bound. No repeal or modification of this Article 10 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article 10 shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the executors, administrators, legatees and distributees of such person. Any director or officer of the Corporation serving in any capacity (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (ii) any employee benefit plan of the Corporation or any corporation referred to in clause (i) shall be deemed to be doing so at the request of the Corporation.

     10.5 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of any other Person, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article 10, the By-laws or under Section 145 of the Delaware General Corporation Law or any other provision of law.

     10.6 Enforcement. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article 10 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its disinterested directors, its independent legal counsel and its Stockholders) to have made a determination that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its disinterested directors, its independent legal counsel and its Stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

     10.7 Governing Law. Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article 10 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

     Article 11 of the Certificate of Incorporation shall be deleted in its entirety and replaced with the following new Article 11:

     11. Restrictions on Ownership of Shares by Non-U.S. Citizens; Restrictions on Transfer.

     11.1 Restrictions on Ownership. No Person who acquires Shares after the Effective Time and whose ownership of Shares would cause the Corporation to become a Foreign Business shall at any time acquire or own, beneficially or of record, any Shares. Without limiting the foregoing, and as a protective measure intended to ensure that the Corporation does not become a Foreign Business, no Person who is (i) an Alien or (ii) a Foreign Business shall at any time directly or indirectly acquire or own in the aggregate more than 5% of the outstanding Shares without the prior written approval of the Corporation.

     11.2 Restrictions on Shares. If any Person acquires or owns Shares in violation of Section 11.1, such Person shall forthwith dispose of such number of Shares as will reduce its ownership of Shares to 5% or less of the outstanding Shares or such lesser percentage as is required for the Corporation not to be a Foreign Business. Such disposition shall be consummated within thirty days (or such earlier date as the Corporation determines) of the date that the Corporation notifies such Person that it is in violation of Section 11.1. If such Shares are not disposed of within such period, (i) the Corporation shall not be required or permitted to pay any distribution with respect to such Shares held by such Person and (ii) such Person shall not be entitled to vote on any matter, or otherwise participate in the management of the Corporation, with respect to any Shares owned by it. In addition, the Corporation may, at any time and in its sole discretion, redeem such Shares at their Fair Market Value. To the extent permissible under the law, the redemption price for such Shares may be paid in cash, property or rights, including securities of the Corporation or other Person.

     11.3 Tag-Along.

          (a) Subject to Section 7.4, if prior to the Drag-Along Expiration Date, a Class B Stockholder shall receive a bona fide offer from a Person that is not an Affiliate of such Class B Stockholder (a “Third Party Purchaser”) (or shall have entered into a bona fide written agreement with such Person or Persons) to purchase shares of Class B Common Stock (the “Offered Shares”) that represent in excess of 50% of the shares of Class B Common Stock held by such Class B Stockholder, then, as a condition to effecting a sale of such Offered Shares to the Third Party Purchase, such Class B Stockholder shall send written notice (the “Tag-Along Notice”) to the Corporation and to each holder of record of Class A Common Stock which shall state (i) the proposed purchase price (the “Third Party Price”) to be paid by the Third Party Purchaser for the Offered Shares and the terms and conditions of such transaction, (ii) the name of the Third Party Purchaser, and (iii) that the Class B Stockholder shall sell the Offered Shares subject to the rights of each Class A Stockholder contained in this Section 11.3.

          (b) The Tag-Along Notice shall offer each Class A Stockholder the right to include in such Class B Stockholder’s sale to the Third Party Purchaser a pro rata portion of the shares of Class A Common Stock held of record by such Class A Stockholder (based on the proportion that such shares of Class A Common Stock bears to the total number of issued and outstanding shares of Common Stock) for a pro rata portion of the Third Party Price described in the Tag-Along Notice and on the other terms and conditions described therein.

          (c) The rights of each Class A Stockholder under this Section 11.3 shall be exercisable by written notice to such Class B Stockholder with a copy to the Corporation given within ten (10) Business Days after delivery of the Tag-Along Notice. The failure of any Class A Stockholder to so respond within such period shall be deemed to be a waiver of its rights under this Section 11.3.

     11.4 Restrictions on Transfer. Prior to the Transfer Restriction Expiration Date, no Stockholder may sell or otherwise transfer shares of common stock of the corporation, if after giving effect to such sale or other transfer, any class of Equity Securities of the Corporation which is subject to Section 12(g) or Section 15(d) of the Act is held of record by 300 or more Persons. Any such sale or transfer will be void ab initio and shall not be recognized by the Corporation.

     11.5 Legend. In accordance with Section 202 of the Delaware General Corporation Law, the restrictions on ownership and transfer contained in this Article 11 shall be noted conspicuously on each certificate representing a share of Common Stock.

     Article 12 of the Certificate of Incorporation shall be deleted in its entirety and replaced with the following new Article 12:

     12. Meetings of Stockholders may be held at such place or places within or without the State of Delaware as the By-laws of the Corporation may provide.

     The following new Articles 13, 14, 15, and 16 shall be added to the Certificate of Incorporation:

     13. Subject to Section 7.2.2(j), the Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the Delaware General Corporation Law; provided that any such amendment, alteration or repeal is approved by the holders of a majority of the shares of issued and outstanding Common Stock voting together as a single class; provided, further, that any amendment to Section 7.2.2 shall have been approved by a Supermajority Vote of the Board of Directors. All rights at any time conferred upon the Stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article 13.

     14. Miscellaneous.

     14.1 Opt-out of Provision Regarding Business Combination with Interested Stockholders. This Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

     14.2 Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to this Corporation at its principal executive offices and to any Stockholder at such Stockholder’s address as it appears in the stock records of this Corporation (unless otherwise specified in a written notice to this Corporation by such Stockholder).

     15. The duration of the Corporation is to be perpetual.

     16. Capitalized terms used herein, but otherwise defined herein, shall have the following meanings:

     16.1 “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition “control,” when used with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have means correlative to the foregoing; provided, however, that solely for purposes of Section 7.5 and 16.8 hereof, “Affiliate” shall not include any Person that would otherwise qualify as an Affiliate of ContiGroup Companies, Inc. (“CGC”) if, after giving effect to the consummation of a Cash-Out Option with such Person, CGC shall not have, directly or indirectly, materially greater control (in the aggregate) over the entity surviving such Cash-Out Option than it had over the Corporation immediately prior to the effective time of such Cash-Out Option.

     16.2 “Alien” has the meaning ascribed thereto in Missouri Revised Statutes 442.560-442.591 and any regulations promulgated thereunder.

     16.3 “Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3, as in effect at the Effective Time, promulgated under the Exchange Act; “beneficially owns” and “beneficially owned” and like terms shall have correlative meanings.

     16.4 “Board of Directors” means the Board of Directors of the Corporation as constituted from time to time.

     16.5 “Business Day” means any day other than a Saturday, Sunday, or a day when banks in New York City are authorized or required by law to be closed.

     16.6 “By-Laws” means the by-laws of the Corporation, as amended from time to time.

     16.7 “Certificate of Incorporation” means the certificate of incorporation of the Corporation, as amended from time to time.

     16.8 “Cash-Out Option” means a merger of the Corporation with any Person (other than CGC or any of its Affiliates) following receipt of a written offer (a “Cash-Out Offer”) at any time prior to November 9, 1998 from any Person (other than CGC and any of its Affiliates); provided, that pursuant to the terms of the agreement and plan of merger relating to such merger, each share of Class A Common Stock outstanding immediately prior to the effective time of such merger shall in such merger (subject to any appraisal rights under the General Corporation Law of the State of Delaware) be converted into the right to receive the Per Share Price.

     16.9 “Class A Common Stock” has the meaning ascribed thereto in Article 4.

     16.10 “Class B Common Stock” has the meaning ascribed thereto in Article 4.

     16.11 “Class A Stockholder” means, at any time, a holder of record of any shares of Class A Common Stock at such time, as reflected in the Corporation’s records.

     16.12 “Class B Stockholder” means, at any time, a holder of record of any shares of Class B Common Stock at such time, as reflected in the Corporation’s records.

     16.13 “Common Stock” means the Class A Common Stock and the Class B Common Stock collectively.

     16.14 “Corporation” means Premium Standard Farms, Inc.

     16.15 “Distributions” means any dividend or distribution declared and paid on the Common Stock or any class thereof in cash or property other than shares of Common Stock.

     16.16 “Drag-Along Expiration Date” means the earliest to occur of (i) the date upon which the shares of Class A Common Stock of the Corporation are authorized for listing or admitted for trading on a national securities exchange registered under the Exchange Act or are quoted on NMS or (ii) the second anniversary of the Effective Time.

     16.17 “Drag-Along Merger” means a merger of the Corporation with any Person following receipt of a written offer to effect such a merger received by the Corporation prior to the Drag-Along Expiration Date; provided that each share of Common Stock outstanding immediately prior to the effective time of such merger converts into the right to receive case; and provided, further, that each share of Common Stock converts into the same price per share.

     16.18 “Effective Time” has the meaning ascribed thereto in the Merger Agreement.

     16.19 “Equity Securities” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act, and in any event including any security having the attendant right to vote for directors or similar representatives.

     16.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     16.21 “Extraordinary Transaction” means (a) any merger (other than pursuant to Section 253 of the General Corporation Law of the State of Delaware), of a Restricted Company with or into any Person that is not a wholly-owned Subsidiary of the Corporation other than any merger in which such Restricted Company survives the merger and the Equity Securities of such Restricted Company, that were outstanding immediately prior to such merger remain outstanding after giving effect to such merger and no additional Equity Securities shall be issued and outstanding after giving effect to such merger, (b) any sale, lease or exchange of all or substantially all of the assets of a Restricted Company to a Person that is not a direct or indirect wholly-owned Subsidiary of the Corporation, (c) any liquidation of a Restricted Company into a Person that is not a direct or indirect wholly-owned Subsidiary of the Corporation or (d) any dissolution of a Restricted Company other than a dissolution effected under Section 275(c) of the General Corporation Law of the State of Delaware.

     16.22 “Fair Market Value” means, with respect to any Equity Securities, (i) the average closing sale price during the 20 trading days immediately preceding the date in question of a share of such stock on the principal national securities exchange registered under the Exchange Act on which such stock is listed or admitted to trading or, if such stock is not listed on any such exchange, the average closing sale price of a share of such Equity Securities during the 20 trading days immediately preceding the date in question on the NMS or if not quoted on NMS, the average of the bid and asked price per share on NASDAQ or, (ii) if no such quotations are available, the fair market value on the date in question of a share of such Equity Security as determined in good faith by a Supermajority Vote of the Board of Directors.

     16.23 “Federal Bankruptcy Act” has the meaning ascribed thereto in Section 7.2.2(c).

     16.24 “Foreign Business” means a foreign business as defined under Missouri Revised Statutes Sections 442.560-442.591 and any regulations thereunder.

     16.25 “Grower Contract” means the Market Hog Contract Grower Agreement dated as of May 13, 1998 between Continental Grain Company and the PSF Group Holdings, Inc.

     16.26 “Holdings” means PSF Holdings, L.L.C., a Delaware limited liability company.

     16.27 “Merger Agreement” means the Agreement and Plan of Merger dated as of May 13, 1998 between the PSF Group Holdings, Inc. and Holdings.

     16.28 “NASDAQ” means the Nasdaq Stock Market.

     16.29 “NMS” means the National Market System of the NASDAQ.

     16.30 “Per Share Price” is the amount equal to the Total Price divided by the number of issued and outstanding shares of Class A Common Stock immediately prior to the effective time of the Cash-Out Option, rounded to the nearest whole cent.

     16.31 “Person” means an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited partnership or any other legal entity.

     16.32 “Preferred Stock” has the meaning ascribed thereto in Article 4.

     16.33 “Proceeding” means any and all action, suit or proceeding whether civil, criminal, administrative or investigative other than any such action, suit or proceeding against the Corporation or any of its Subsidiaries or Affiliates commenced by a Person otherwise entitled to indemnification pursuant to Article 10 (except an action, suit or proceeding brought to enforce such Persons rights pursuant to Section 10.6 hereof).

     16.34 “Restricted Company” means the Corporation or any of its Subsidiaries and “Restricted Companies” means the Corporation and its Subsidiaries, collectively.

     16.35 “SEC” means the Securities and Exchange Commission.

     16.36 “Securities Act” means the Securities Act of 1933, as amended.

     16.37 “Shares” means (a) all classes of stock designated in the Certificate of Incorporation as the Common Stock, par value $.01 per share, or (b) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

     16.38 “Significant Stockholder” means with respect to the Corporation at any time, a Stockholder that, together with its controlled Affiliates, beneficially owns more than 40% of the then issued and outstanding shares of Common Stock.

     16.39 “Stockholder” means the holder of record of any Common Stock.

     16.40 “Subsidiary” means any corporation or other business entity directly or indirectly controlled by the Corporation.

     16.41 “Supermajority Actions” has the meaning ascribed thereto in Section 7.2.2.

     16.42 “Supermajority Vote” has the meaning ascribed thereto in Section 7.2.2.

     16.43 “Total Price” means an amount equal to the sum of $175,175,000 plus the product of $17,517,500 multiplied by a fraction, the numerator of which equals the number of days between the Effective Time and the effective time of the Cash-Out Option and the denominator of which is 365.

     16.44 “Transfer Restriction Expiration Date” means the first Business Day following the Cash-Out Expiration Date, unless the Corporation shall have received a Cash-Out Offer on or prior to such date, but a Cash-Out Option shall not have been consummated on or prior to such date, in which case Transfer Restriction Expiration Date means the earliest of (i) the date upon which the Cash-Out Option is consummated, (ii) the date upon which a majority of the Class B Directors rejects such Cash-Out Offer or (iii) the date upon which the definitive agreement between the Corporation and the Person making the Cash-Out Offer with respect to the Cash-Out Option shall have terminated without a closing thereunder; provided that if none of the foregoing shall have theretofore occurred, the Transfer Restriction Expiration Date shall mean May 14, 1999.